EX-99.B(d)igimafee

                  EXHIBIT A TO INVESTMENT MANAGEMENT AGREEMENT


                     UNITED INTERNATIONAL GROWTH FUND, INC.

                                  FEE SCHEDULE

A cash fee computed each day on net asset value for the Fund at the annual rates listed below:

Net Assets                                   Fee
----------                                   ---

Up to $1 billion                             0.85% of net assets

Over $1 billion and up to $2 billion         0.83% of net assets

Over $2 billion and up to $3 billion         0.80% of net assets

Over $3 billion                              0.76% of net assets




As Amended and Effective June 30, 1999.